                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

    [ X ]     Preliminary Proxy Statement
    [   ]     Definitive Proxy Statement
    [   ]     Definitive Additional Materials
    [   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
              240.14a-12

                             INTERNATIONAL CUTLERY, LTD.
                             ---------------------------
                   (Name of Registrant as specified in its charter)

                                         N/A
                                         ---
         (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

    [ X ]     No Fee required.
    [   ]     Fee computer on table below per Exchange Act Rules 14a-6(i)(4)
              and 0-11.

         (1)  Title of each class of securities to which transaction applies:
              _________________________
         (2)  Aggregate number of securities to which transaction applies:
              __________________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ______________
         (4)  Proposed maximum aggregate value of transaction: ______________
         (5)  Total fee paid: _____________________________________

    [   ]     Fee paid previously with preliminary materials.

    [   ]     Check box if any of the fee is offset as provided by Exchange Act
              Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid: ______________________________
         (2)  Form, Schedule or Registration Statement No.:_______________
         (3)  Filing Party:__________________________________________
         Date Filed: _________________________________________________

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                             INTERNATIONAL CUTLERY, LTD.
                                 127 West 25th Street
                               New York, New York 10011

                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD AUGUST 6, 1997.

                 TO THE STOCKHOLDERS OF INTERNATIONAL CUTLERY, LTD.:

NOTICE IS HEREBY GIVEN that a Special Meeting (the "Meeting") of Stockholders of International Cutlery, Ltd. (the "Company") will be held at the Company's principal executive offices located at 127 West 25th Street, New York, New York on August 6, 1997 at 10:00 A.M., local time for the following purposes:

To approve a one-for-twenty reverse split of the Company's Common Stock;

To approve a proposed private placement of the Company's Common Stock; and

To transact such other business as may properly come before the Meeting and any continuations and adjournments thereof.

Stockholders of record at the close of business on July 23, 1997 are entitled to notice of and to vote at the Meeting.

In order to ensure a quorum, it is important that stockholders representing a majority of the total number of shares issued and outstanding and entitled to vote, be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

Dated: July 10, 1997

By Order of the Board of Directors

Joel J. Silver
Chairman, President and Chief Executive Officer

                             INTERNATIONAL CUTLERY, LTD.
                                 127 West 25th Street
                               New York, New York 10011

                                   PROXY STATEMENT

                           SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD AT 10:00 A.M., AUGUST 6, 1997

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of International Cutlery, Ltd. (herein called the "Company") for use at the Special Meeting (the "Meeting") of Stockholders of the Company to be held at the Company's principal executive offices at 127 West 25th Street, New York, New York at 10:00 A.M., on August 6, 1997, and at any continuation and adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting. This statement, the accompanying Notice of Meeting and form of proxy have been first sent to the stockholders on or about July 25, 1997.

All properly executed, unrevoked proxies on the enclosed form, which are received in time will be voted in accordance with the stockholder's directions, and unless contrary directions are given, will be voted in favor of approving the proposals described below.

Only stockholders of record at the close of business on July 23, 1997, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of July 23, 1997, the record dated fixed for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 3,939,248 shares of the Company's common stock.

Each outstanding share of common stock is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding common stock is necessary to constitute a quorum for the Meeting.

The following table sets forth certain information as of July 3, 1997, with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of common stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include options or SARs that have not yet vested or not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 127 West 25th Street, New York, New York 10011.


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                                                 SHARES
                        NAME AND                 BENEFICIALLY
TITLE OF CLASS               ADDRESS                  OWNED(1)       PERCENT(2)

Common Stock $.01       Joel J. Silver(1)        1,014,192           23.7%
 Par Value              Esther S. Silver           225,564            5.7%
                        Caryn N. Silver            225,564            5.7%
                        Lawrence N. Silver         225,564            5.7%

                        All officers and
                        directors as a group     1,014,192           23.7%

(1) Joel J. Silver, the Company's President, does not directly own any shares of Common Stock. However, Mr. Silver has entered into agreements with each of Esther S. Silver, Caryn N. Silver and Lawrence N. Silver, the other above individuals (all members of his immediate family), which give Mr. Silver the right to vote such shares on any matter that may be put before the stockholders for consideration and therefore is deemed to be the beneficial holder of the 676,692 shares of Common Stock owned directly by them. Includes 337,500 shares of Common Stock issuable to Mr. Silver upon exercise of Performance Options granted to Mr. Silver. Does not include up to 112,500 shares of Common Stock, issuable upon the exercise of the Performance Options which may be granted in the future.

(2) Does not include any shares of Common Stock issuable upon the exercise of any of the Company's outstanding Warrants.


                                      PROPOSAL 1
                    APPROVAL OF ONE-FOR-TWENTY REVERSE STOCK SPLIT


The Board of Directors has approved, subject to stockholder approval, a proposal for a one-for-twenty reverse split (the "Reverse Split") of the Company's Common Stock. As a result of the Reverse Split, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, become one-twentieth share of Common Stock. For purposes of this proposal, the Common Stock, as presently constituted, is referred to as the Common Stock or the "Old Common Stock" and the Common Stock resulting from the Reverse Split is referred to as the "New Common Stock".

The Reverse Split will become effective upon the filing with the Secretary of State of an amendment to the Company's certificate of incorporation which states that, upon the filing of the Certificate of Amendment, each share of Common Stock then issued and outstanding would automatically become and be converted into one-twentieth share of Common Stock.

Principal Effects of the Reverse Split

Based upon the 3,939,248 shares of Common Stock outstanding on the Record Date, the Reverse Split would decrease the outstanding shares of Old Common Stock by 95%, and, upon the effectiveness of the Reverse Split, approximately 196,962 shares of New Common Stock would be outstanding.

As a result of the Reverse Split, each outstanding option or warrant will automatically become an option or warrant, as the case may be, to purchase one-twentieth of the number of shares of Old Common Stock subject to the option or warrant immediately prior to the Reverse Split at an exercise price which is twenty times the exercise price of the option or warrant immediately prior to the Reverse Split. For example, a warrant to purchase 100,000 shares of Old Common Stock at $1.00 per share, will automatically become a warrant to purchase 5,000 shares of New Common Stock at $20.00 per share.

The Company will obtain new CUSIP numbers for the New Common Stock and publicly traded warrants effective at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Old Common Stock and publicly traded warrants with information to enable such holder to obtain new stock and warrant certificates.

The Company is authorized to issue up to 11,000,000 shares of capital stock, of which 10,000,000 shares are Common Stock, par value $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share. The Reverse Split will not affect the number of authorized shares of Preferred Stock or Common Stock or the par value of the Preferred Stock or Common Stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

Assuming the Reverse Split is approved and implemented, the Certificate of Amendment amending the certificate of incorporation will be filed with the Secretary of Sate of Delaware as promptly as practicable thereafter. The Reverse Split would become effective as of the date of such filing (the "Effective Date").

Purposes of the Reverse Stock Split

The Reverse Split would decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock at or above $1.00 per share. On July 7, 1997, the bid price of the Old Common Stock was $.09 per share. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock

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trading in the range of $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

The Common Stock is currently listed on The Nasdaq SmallCap Market. One of the requirements for continued listing on the Nasdaq is the maintenance of stock price level of at least $1.00 per share. The Company received notice from the Nasdaq that the Company's Common Stock and warrants are to be delisted on June 25, 1997. Delisting has been stayed pending the outcome of a hearing before a Nasdaq panel to review the decision to delist the Common Stock and warrants. Unless the price level of the Common Stock equals or exceeds $1.00, the hearing panel will likely affirm the decision to delist the Common Stock. As a result, in the event that the Reverse Split is not approved, the Common Stock may cease to be listed on The Nasdaq SmallCap Market, in which event the Common Stock would be traded on the NASD Electronic Bulletin Board.

Even if the Reverse Split is approved, there is no assurance that the Common Stock will continue to be listed on the Nasdaq SmallCap Market. Moreover, regardless of whether a stock is listed on The Nasdaq SmallCap Market, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

The Board of Directors believes that the Reverse Split is in the best interest of the Company and its stockholders. If the Reverse Split is not completed, the Common Stock will likely be delisted from trading on The Nasdaq SmallCap Market. The Company requires additional capital for its operations and does not believe that it will be able to raise the necessary capital unless the price of the Common Stock is higher than the current Common Stock price levels. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to complete any financing following the Reverse Split.

Exchange of Certificate and Elimination of Fractional Shares Interests

On the Effective Date, each twenty shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of the Company or any stockholder will be required in order to effect the Reverse Split. Stockholders will be requested to exchange their certificates representing shares of Common Stock held prior to the Reverse Split for new certificates representing shares of Old Common Stock. Stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, and dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

No fractional shares of New Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a cash payment in lieu thereof equal to the fair value of such fractional share. The fair value of the Common Stock will be based on the closing price of the Common Stock on The Nasdaq Small Cap Market on the Effective Date or, if there are no reported sales on such date, the average of the last reported high bid and low asked price on such day shall be used.

Federal Income Tax Consequences of the Reverse Split

The combination of each twenty shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange thereof.

Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and stockholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional share. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Stockholders should consult their own tax advisors regarding their individual federal, state, local and foreign tax consequences.

Vote Required

The amendment to the certificate of incorporation requires the approval of the holders of a majority of the outstanding shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL I.


                                      PROPOSAL 2
                 ISSUANCE OF COMMON STOCK BELOW BOOK AND MARKET VALUE

Management desires to raise additional capital primarily to open additional stores and kiosks and upgrade existing stores and kiosks. The Board of Directors believes that it is in the best interest of the Company and the stockholders that the Company raise such additional capital through a private placement of the Company's Common Stock following the Reverse Split provided stockholder approval for the Reverse Split is obtained. Management is presently negotiating with a prospective placement agent to raise funds by offering up to 4,000,000 shares of the Company's Common Stock in a private placement (the "Private Placement"). Although definitive terms for the Private Placement have not yet been established, it is likely, however, that the offering price of the Common Stock will be below the book and market values of the Company's Common Stock.

Reason for Stockholder Approval

Although under Delaware law and the Company's By-Laws, stockholder approval is not normally required, The Nasdaq Stock Market ("Nasdaq") has proposed amending the standards for continued listing of securities on The Nasdaq SmallCap Market ("SmallCap Market"). The Nasdaq amendments would require approval of the Securities and Exchange Commission ("Commission") prior to enactment of the amendments. The Nasdaq amendments will require, among other obligations, companies with securities listed on The Nasdaq SmallCap Market to comply with certain corporate governance procedures. One such proposal provides, in general, that each SmallCap Market issuer shall obtain stockholder approval prior to the sale or issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which equals or exceeds 20% of the common stock before the issuance.

The Board of Directors does not know when and if the Commission will approve the Nasdaq's amendments or the effective date of the amendments if approved by the Commission. The Board of Directors, however, believes that it is in the best interests of the Company and the stockholders to obtain stockholder approval of the Private Placement in the event that prior to completion of the Private Placement, the Commission approves the Nasdaq's amendments. Absent approval of the Nasdaq's amendments by the Commission, or if the Commission approves the amendments and the Nasdaq delays implementing the amendments, the Board may, and is permitted to, proceed with the Private Placement with or without stockholder approval.

Principal Effects of the Issuance of Common Stock Below Book and Market Value

If this Proposal is approved by the Company's stockholders, the additional shares of Common Stock would be issuable by action of the Board of Directors without further authorization from the stockholders and for such consideration as the Board determines, including at a price per share below the market price of the Common Stock. The issuance of additional shares of Common Stock at a price below market price may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock, and may result in a decline in the market price of the Common Stock. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the Common Stock proposed to be sold in the Private Placement.

The plan to issue additional shares of Common Stock below market price has not been proposed for an anti-takeover-related purpose and the Board and management have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of the Company's stock. Nevertheless, the issuance of additional shares by the Company may potentially have an anti-takeover effect by making it more difficult to obtain stockholder approval of various actions, such as a merger or removal of management.

Vote Required

The authorization of the issuance of the Company's Common Stock at a price below the book and market values requires the approval of a majority of the total votes cast on the proposal in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                    OTHER MATTERS

The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting, which will be presented for consideration at the meeting. However, it is possible that certain proposals may be raised at the meeting by one or more stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

SOLICITATION OF PROXIES


The cost of soliciting proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

ANNUAL AND QUARTERLY REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

The Company's Annual Report on Form 10-K-SB A-1 for the year ended April 27, 1996 as filed with the Securities and Exchange Commission and the Company's Quarterly Report on Form 10-QSB for the quarter ended January 25, 1997 as filed with the Securities and Exchange Commission incorporated herein by reference are available to stockholders free of charge by writing to International Cutlery, Ltd., 127 West 25th Street, New York, New York 10011, Attention: Secretary.

By Order of the Board of Directors of International Cutlery, Ltd.

Joel J. Silver
Chairman, President and Chief Executive Officer


July 10, 1997

                   GENERAL PROXY - SPECIAL MEETING OF STOCKHOLDERS
                                          OF
                             INTERNATIONAL CUTLERY, LTD.


The undersigned hereby appoints Joel J. Silver, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would posses if personally present at the Special Meeting of Stockholders of International Cutlery, Ltd., to be held at International Cutlery, Ltd., 127 West 25th Street, New York, New York on August 6, 1997 at 10:00 a.m. and at all continuations and adjournments thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated July 10, 1997 and with the discretionary powers upon all other matters which come before the meeting or any continuation or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF INTERNATIONAL CUTLERY, LTD.'S BOARD OF DIRECTORS.

To approve a one-for-twenty reverse split of the Company's Common Stock.

    /  / FOR       /   / AGAINST       /   / ABSTAIN

To approve a proposed offering of the Company's Common Stock.

    /  / FOR       /   / AGAINST       /   / ABSTAIN

In their discretion, upon such other matter or matters that may properly come before the meeting, or any continuations or adjournments thereof.

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


(Continued and to be signed on the other side)

(Continued from other side)


The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Please mark, date, sign and mail your proxy promptly in the envelope provided.

Dated: ________, 1997



--------------------------------
(Print name of Stockholder)


--------------------------------
(Print name of Stockholder)



--------------------------------
Signature


--------------------------------
Signature



--------------------------------
Number of Shares



Note:    Please sign exactly as name appears in the Company's records.  Joint owners should each sign. When signing as an attorney, executor or trustee, please give title as such.